PRESS RELEASE
COMCAST REPORTS 3rd QUARTER 2024 RESULTS
PHILADELPHIA - October 31, 2024… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2024.
“Our convergence strategy continues to deliver a best-in-class connectivity experience across our expanding network of 63 million homes and businesses, which far exceeds the combined fiber footprint of our three largest competitors," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "Third quarter results demonstrate the strength of this platform - broadband ARPU increased 3.6%; revenue in our connectivity businesses grew 5%; and Adjusted EBITDA margins across Connectivity & Platforms grew to 40.9%. At the same time, we delivered an incredibly successful Paris Summer Olympics that helped fuel double-digit percentage growth in Peacock revenue and paid subscribers and contributed to NBC's #1 ranking for the 2023-2024 season. We also released the universally acclaimed Despicable Me 4, which grossed nearly $1.0 billion in worldwide box office, and announced the grand opening of Universal Epic Universe in May 2025, which will be the most ambitious and technologically sophisticated theme park ever created. Overall, it was a very active and successful quarter, and I couldn't be more pleased with how our team is executing and positioning our company for long-term growth."

($ in millions, except per share data)
	3rd Quarter
Consolidated Results	2024	2023	Change

Revenue	$32,070	$30,115	6.5%
Net Income Attributable to Comcast	$3,629	$4,046	(10.3%)
Adjusted Net Income[1]	$4,337	$4,483	(3.3%)
Adjusted EBITDA[2]	$9,735	$9,962	(2.3%)
Earnings per Share[3]	$0.94	$0.98	(4.2%)
Adjusted Earnings per Share[1]	$1.12	$1.08	3.3%
Net Cash Provided by Operating Activities	$7,021	$8,154	(13.9%)
Free Cash Flow[4]	$3,406	$4,032	(15.5%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
3rd Quarter 2024 Highlights:
•Adjusted EPS Increased 3.3% to $1.12; Generated Free Cash Flow of $3.4 Billion
•Return of Capital to Shareholders Totaled $3.2 Billion Through a Combination of $1.2 Billion in Dividend Payments and $2.0 Billion in Share Repurchases. Repurchased $10.1 Billion of Shares Over the Trailing Twelve Months, Reducing Shares Outstanding by 6%
•Connectivity & Platforms Adjusted EBITDA of $8.3 Billion Was Consistent With the Prior Year Period and Adjusted EBITDA Margin Increased 30 Basis Points to 40.9%. Excluding the Impact of Foreign Currency, Connectivity & Platforms Adjusted EBITDA Margin Increased 50 Basis Points
•Connectivity & Platforms Customer Relationships Decreased by 29,000 to 51.7 Million and Domestic Broadband Customers Decreased by 87,000 to 32.0 Million, Including the Impact From the End of ACP. Excluding the Negative Impact From ACP, Estimated Total Customer Relationship Net Additions Were 67,000 and Total Domestic Broadband Net Additions Were 9,000
•Domestic Broadband Average Rate Per Customer Increased 3.6%, Driving Domestic Broadband Revenue Growth of 2.7% to $6.5 Billion
•Domestic Wireless Customer Lines Increased 20% Compared to the Prior Year Period to 7.5 Million, Including Net Additions of 319,000 in the Third Quarter
•Business Services Connectivity Adjusted EBITDA Increased 4.2% to $1.4 Billion and Adjusted EBITDA Margin Was 57.4%
•Studios Adjusted EBITDA Increased 9.0% to $468 Million, Driven by the Successful Theatrical Performance of Despicable Me 4 and Twisters; DM4 Debuted in July and Grossed Nearly $1.0 Billion in Worldwide Box Office Year-to-Date, Pushing the Minions Franchise's Cumulative Total Past $5 Billion

•Peacock Paid Subscribers Increased 29% Compared to the Prior Year Period to 36 Million, Including Net Additions of 3 Million in the Third Quarter. Peacock Revenue Increased 82% to $1.5 Billion; Adjusted EBITDA Improved Compared to the Prior Year Period
•Comcast's Exclusive Broadcast of the Paris Olympics in the U.S. Showcased the Combined Capabilities Across Our Company and Captivated the Nation's Attention for 17 Days. Average Daily Viewers of the Games Across Our Linear Networks and Peacock of 31 Million Increased 82% Compared to the Prior Summer Olympics in 2021. Incremental Olympics Revenue in Media Was a Record High $1.9 Billion

3rd Quarter Consolidated Financial Results
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Revenue increased 6.5% compared to the prior year period. Net Income Attributable to Comcast decreased 10.3%. Adjusted Net Income decreased 3.3%. Adjusted EBITDA decreased 2.3%.

Earnings per Share (EPS) decreased 4.2% to $0.94. Adjusted EPS increased 3.3% to $1.12.

Capital Expenditures decreased 11.6% to $2.9 billion. Connectivity & Platforms’ capital expenditures decreased 6.5% to $1.9 billion, reflecting lower spending on scalable infrastructure and customer premise equipment, partially offset by higher investment in line extensions and support capital. Content & Experiences' capital expenditures were consistent and continue to reflect significant spending due to the construction of Epic Universe theme park in Orlando, which is scheduled to open on May 22, 2025.

Net Cash Provided by Operating Activities was $7.0 billion. Free Cash Flow was $3.4 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 49.9 million of its shares for $2.0 billion, resulting in a total return of capital to shareholders of $3.2 billion.

Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	3rd Quarter
	2024	2023	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,866	$17,951	(0.5%)	(1.0%)
Business Services Connectivity	2,425	2,320	4.5%	4.5%
Total Connectivity & Platforms Revenue	$20,291	$20,271	0.1%	(0.4%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,904	$6,886	0.3%	—%
Business Services Connectivity	1,391	1,335	4.2%	4.3%
Total Connectivity & Platforms Adjusted EBITDA	$8,295	$8,221	0.9%	0.7%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	38.6%	38.4%	20 bps	40 bps
Business Services Connectivity	57.4%	57.5%	(10) bps	(10) bps
Total Connectivity & Platforms Adjusted EBITDA Margin	40.9%	40.6%	30 bps	50 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue and Adjusted EBITDA for Connectivity & Platforms were consistent with the prior year period. Adjusted EBITDA margin increased to 40.9%.

(in thousands)			Net Additions / (Losses)

			3rd Quarter
	3Q24	3Q23	2024	2023
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	31,324	31,722	(103)	(39)
International Residential Connectivity & Platforms Customer Relationships	17,716	17,958	78	74
Business Services Connectivity Customer Relationships	2,627	2,640	(4)	5
Total Connectivity & Platforms Customer Relationships	51,667	52,320	(29)	40

Domestic Broadband
Residential Customers	29,504	29,779	(79)	(17)
Business Customers	2,477	2,508	(8)	(2)
Total Domestic Broadband Customers	31,981	32,287	(87)	(18)

Total Domestic Wireless Lines	7,519	6,278	319	294

Total Domestic Video Customers	12,834	14,495	(365)	(490)

Total Customer Relationships for Connectivity & Platforms decreased by 29,000 to 51.7 million, primarily reflecting a decrease in domestic customer relationships, partially offset by an increase in international customer relationships. Domestic Residential Connectivity & Platforms relationships include a negative impact in the quarter from the end of the FCC's Affordable Connectivity Program ("ACP") in the second quarter of 2024. Excluding the negative impact from ACP, we estimate that total customer relationships increased by 67,000. Total domestic broadband customer net losses were 87,000. Excluding the negative impact from ACP, we estimate that total broadband net additions were 9,000. Total domestic wireless line net additions were 319,000 and total domestic video customer net losses were 365,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	3rd Quarter
	2024	2023	Change

Revenue
Domestic Broadband	$6,539	$6,366	2.7%	2.7%
Domestic Wireless	1,093	917	19.2%	19.2%
International Connectivity	1,236	1,109	11.4%	8.3%
Total Residential Connectivity	8,869	8,393	5.7%	5.3%
Video	6,713	7,154	(6.2%)	(6.8%)
Advertising	987	960	2.7%	1.6%
Other	1,298	1,444	(10.1%)	(10.7%)
Total Revenue	$17,866	$17,951	(0.5%)	(1.0%)

Operating Expenses
Programming	$4,102	$4,460	(8.0%)	(8.6%)
Non-Programming	6,860	6,605	3.9%	3.0%
Total Operating Expenses	$10,962	$11,065	(0.9%)	(1.7%)

Adjusted EBITDA	$6,904	$6,886	0.3%	—%
Adjusted EBITDA Margin	38.6%	38.4%	20 bps	40 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Residential Connectivity & Platforms was consistent with the prior year period, driven by increases in domestic broadband, domestic wireless, international connectivity and advertising revenue, offset by decreases in video and other revenue. Domestic broadband revenue increased due to higher average rates. Domestic wireless revenue increased due to an increase in the number of customer lines and device sales. International connectivity revenue increased primarily due to an increase in broadband revenue from higher average rates and the positive impact of foreign currency. Advertising revenue increased due to higher domestic political advertising, partially offset by lower domestic nonpolitical and international advertising. Video revenue decreased due to a decline in the number of video customers, partially offset by an overall increase in average rates. Other revenue decreased primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers.

Adjusted EBITDA for Residential Connectivity & Platforms was consistent with the prior year period reflecting consistent revenue and operating expenses. Programming expenses decreased primarily due to a decline in the number of domestic video customers, partially offset by rate increases under our domestic programming contracts. Non-programming expenses increased primarily due to higher direct product costs, the impact of foreign currency, increased technical and support costs and higher marketing and promotion, including spending associated with the Paris Olympics. Adjusted EBITDA margin increased to 38.6%.

Business Services Connectivity

($ in millions)				Constant Currency Change[5]
	3rd Quarter
	2024	2023	Change

Revenue	$2,425	$2,320	4.5%	4.5%
Operating Expenses	1,034	985	4.9%	4.8%
Adjusted EBITDA	$1,391	$1,335	4.2%	4.3%
Adjusted EBITDA Margin	57.4%	57.5%	(10) bps	(10) bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Business Services Connectivity increased due to an increase in revenue from medium-sized and enterprise customers, and an increase in revenue from small business customers driven by higher average rates.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to increases in direct product costs and marketing and promotion expenses. Adjusted EBITDA margin decreased to 57.4%.

Content & Experiences

($ in millions)
	3rd Quarter
	2024	2023	Change
Content & Experiences Revenue
Media	$8,231	$6,029	36.5%
Excluding Olympics[7]	6,325	6,029	4.9%
Studios	2,826	2,518	12.3%
Theme Parks	2,289	2,418	(5.3%)
Headquarters & Other	11	13	(16.8%)
Eliminations	(758)	(419)	(80.7%)
Total Content & Experiences Revenue	$12,599	$10,559	19.3%

Content & Experiences Adjusted EBITDA
Media	$650	$723	(10.1%)
Studios	468	429	9.0%
Theme Parks	847	983	(13.8%)
Headquarters & Other	(200)	(178)	(12.6%)
Eliminations	38	17	125.6%
Total Content & Experiences Adjusted EBITDA	$1,802	$1,973	(8.7%)

Revenue for Content & Experiences increased compared to the prior year period, including $1.9 billion of incremental revenue from the Paris Olympics included in the Media segment. Adjusted EBITDA for Content & Experiences decreased due to declines in Theme Parks and Media, partially offset by growth at Studios.

Media

($ in millions)
	3rd Quarter
	2024	2023	Change
Revenue
Domestic Advertising	$3,347	$1,913	74.9%
Excluding Olympics[7]	1,915	1,913	0.1%
Domestic Distribution	3,272	2,591	26.3%
Excluding Olympics[7]	2,798	2,591	8.0%
International Networks	1,070	1,019	5.0%
Other	542	506	7.2%
Total Revenue	$8,231	$6,029	36.5%
Excluding Olympics[7]	6,325	6,029	4.9%
Operating Expenses	7,581	5,306	42.9%
Adjusted EBITDA	$650	$723	(10.1%)

Revenue for Media increased primarily due to higher domestic advertising and domestic distribution revenue. Excluding $1.9     billion of incremental revenue from the Paris Olympics, Media revenue increased 4.9%. Domestic advertising revenue increased primarily reflecting the Paris Olympics and additional Peacock sales, partially offset by lower revenue at our networks. Domestic distribution revenue increased primarily reflecting the broadcast of the Paris Olympics and higher revenue at Peacock, driven by an increase in paid subscribers compared to the prior year period. International networks revenue increased primarily due to the positive impact of foreign currency and an increase in revenue associated with the distribution of sports networks. Other revenue increased primarily due to an increase in revenue from the licensing of our owned content.

Adjusted EBITDA for Media decreased due to higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily due to increased sports programming costs associated with the Paris Olympics, higher programming costs at Peacock and an increase in other sports programming costs for our domestic television networks. Media results include $1.5 billion of revenue and an Adjusted EBITDA6 loss of $436 million related to Peacock, including amounts attributable to the Paris Olympics, compared to $830 million of revenue and an Adjusted EBITDA6 loss of $565 million in the prior year period.

Studios

($ in millions)
	3rd Quarter
	2024	2023	Change
Revenue
Content Licensing	$1,865	$1,691	10.3%
Theatrical	611	504	21.3%
Other	350	324	8.2%
Total Revenue	$2,826	$2,518	12.3%
Operating Expenses	2,359	2,089	12.9%
Adjusted EBITDA	$468	$429	9.0%

Revenue for Studios increased primarily due to higher content licensing revenue and theatrical revenue. Content licensing revenue increased primarily due to the timing of when content was made available by our television studios under licensing agreements, including the impact of the work stoppages in the prior year period. Theatrical revenue increased due to the successful performance of recent releases, including Despicable Me 4 and Twisters.

Adjusted EBITDA for Studios increased due to higher revenue, which more than offset higher operating expenses. The increase in operating expenses primarily reflected higher programming and production expenses, mainly due to higher costs associated with content licensing sales, including the impact of the work stoppages in the prior year period.

Theme Parks

($ in millions)
	3rd Quarter
	2024	2023	Change

Revenue	$2,289	$2,418	(5.3%)
Operating Expenses	1,442	1,435	0.5%
Adjusted EBITDA	$847	$983	(13.8%)

Revenue for Theme Parks decreased primarily due to lower revenue at our domestic theme parks, driven by lower guest attendance.

Adjusted EBITDA for Theme Parks decreased, reflecting lower revenue and consistent operating expenses.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the third quarter was $200 million, compared to a loss of $178 million in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $758 million, compared to $419 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $38 million, compared to a benefit of $17 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	3rd Quarter
	2024	2023	Change
Corporate & Other
Revenue	$675	$643	5.0%
Operating Expenses	978	893	9.6%
Adjusted EBITDA	($302)	($249)	(21.3%)

Eliminations
Revenue	($1,495)	($1,358)	10.1%
Operating Expenses	(1,436)	(1,375)	4.5%
Adjusted EBITDA	($59)	$16	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; our Sky-branded video services and television networks in Germany; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo. Corporate & Other Adjusted EBITDA decreased primarily due to increased marketing associated with the Paris Olympics.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.5 billion, compared to $1.4 billion in the prior year period, and Adjusted EBITDA eliminations were a loss of $59 million compared to a benefit of $16 million in the prior year period. Current year amounts reflect an increase in eliminations associated with the Paris Olympics.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are presented on a consistent basis with the respective segments and disaggregated in accordance with GAAP.
7From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 for reconciliations of non-GAAP financial measures.
Numerical information is presented on a rounded basis using actual amounts, unless otherwise noted. The change in Peacock paid subscribers is calculated using rounded paid subscriber amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, October 31, 2024, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available today, October 31, 2024, starting at 11:30 a.m. ET on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$32,070	$30,115	$91,817	$90,319

Costs and expenses
Programming and production	10,216	8,652	27,000	26,506
Marketing and promotion	1,989	1,866	5,929	5,929
Other operating and administrative	10,128	9,629	29,615	28,247
Depreciation	2,219	2,203	6,548	6,662
Amortization	1,659	1,290	4,421	4,146
	26,211	23,640	73,512	71,489

Operating income	5,859	6,475	18,304	18,830

Interest expense	(1,037)	(1,060)	(3,065)	(3,068)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(152)	49	(438)	454
Realized and unrealized gains (losses) on equity securities, net	(22)	(87)	(163)	(130)
Other income (loss), net	171	88	461	349
	(3)	50	(140)	672

Income before income taxes	4,819	5,465	15,099	16,434

Income tax expense	(1,243)	(1,468)	(3,906)	(4,481)

Net income	3,576	3,997	11,192	11,954

Less: Net income (loss) attributable to noncontrolling interests	(53)	(49)	(222)	(175)

Net income attributable to Comcast Corporation	$3,629	$4,046	$11,415	$12,128

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.94	$0.98	$2.90	$2.90

Diluted weighted-average number of common shares	3,880	4,141	3,930	4,184

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(in millions)	September 30,
	2024	2023

OPERATING ACTIVITIES
Net income	$11,192	$11,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,969	10,807
Share-based compensation	983	955
Noncash interest expense (income), net	331	235
Net (gain) loss on investment activity and other	620	(266)
Deferred income taxes	123	394
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	74	(26)
Film and television costs, net	(287)	(531)
Accounts payable and accrued expenses related to trade creditors	(906)	(518)
Other operating assets and liabilities	(3,505)	(425)

Net cash provided by operating activities	19,593	22,579

INVESTING ACTIVITIES
Capital expenditures	(8,267)	(8,922)
Cash paid for intangible assets	(2,043)	(2,405)
Construction of Universal Beijing Resort	(111)	(119)
Proceeds from sales of businesses and investments	689	410
Purchases of investments	(934)	(949)
Other	108	267

Net cash (used in) investing activities	(10,559)	(11,718)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	—	(660)
Proceeds from borrowings	6,268	6,046
Repurchases and repayments of debt	(2,433)	(3,041)
Repurchases of common stock under repurchase program and employee plans	(6,920)	(7,770)
Dividends paid	(3,624)	(3,586)
Other	250	(126)

Net cash (used in) financing activities	(6,459)	(9,136)

Impact of foreign currency on cash, cash equivalents and restricted cash	21	(18)

Increase (decrease) in cash, cash equivalents and restricted cash	2,596	1,707

Cash, cash equivalents and restricted cash, beginning of period	6,282	4,782

Cash, cash equivalents and restricted cash, end of period	$8,878	$6,489

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30,	December 31,
	2024	2023
ASSETS

Current Assets
Cash and cash equivalents	$8,814	$6,215
Receivables, net	14,036	13,813
Other current assets	4,336	3,959
Total current assets	27,186	23,987

Film and television costs	13,340	12,920

Investments	9,021	9,385

Property and equipment, net	61,775	59,686

Goodwill	60,076	59,268

Franchise rights	59,365	59,365

Other intangible assets, net	26,423	27,867

Other noncurrent assets, net	12,686	12,333

	$269,871	$264,811
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,779	$12,437
Accrued participations and residuals	1,476	1,671
Deferred revenue	3,778	3,242
Accrued expenses and other current liabilities	8,977	11,613
Current portion of debt	2,610	2,069
Advance on sale of investment	9,167	9,167
Total current liabilities	37,786	40,198

Noncurrent portion of debt	98,754	95,021

Deferred income taxes	26,263	26,003

Other noncurrent liabilities	20,526	20,122

Redeemable noncontrolling interests	224	241

Equity
Comcast Corporation shareholders' equity	85,774	82,703
Noncontrolling interests	544	523
Total equity	86,318	83,226

	$269,871	$264,811

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2024	2023	2024	2023
Net income attributable to Comcast Corporation	$3,629	$4,046	$11,415	$12,128
Net income (loss) attributable to noncontrolling interests	(53)	(49)	(222)	(175)
Income tax expense	1,243	1,468	3,906	4,481
Interest expense	1,037	1,060	3,065	3,068
Investment and other (income) loss, net	3	(50)	140	(672)
Depreciation	2,219	2,203	6,548	6,662
Amortization	1,659	1,290	4,421	4,146
Adjustments (1)	(2)	(6)	(11)	(16)
Adjusted EBITDA	$9,735	$9,962	$29,261	$29,621

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2024	2023	2024	2023
Net cash provided by operating activities	$7,021	$8,154	$19,593	$22,579
Capital expenditures	(2,913)	(3,294)	(8,267)	(8,922)
Cash paid for capitalized software and other intangible assets	(702)	(827)	(2,043)	(2,405)
Free Cash Flow	$3,406	$4,032	$9,283	$11,253

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2024	2023	2024	2023
Adjusted EBITDA	$9,735	$9,962	$29,261	$29,621
Capital expenditures	(2,913)	(3,294)	(8,267)	(8,922)
Cash paid for capitalized software and other intangible assets	(702)	(827)	(2,043)	(2,405)
Cash interest expense	(690)	(744)	(2,503)	(2,566)
Cash taxes	(1,420)	(1,439)	(5,988)	(3,823)
Changes in operating assets and liabilities	(1,126)	(55)	(2,652)	(2,030)
Noncash share-based compensation	294	287	983	955
Other (2)	228	143	492	423
Free Cash Flow	$3,406	$4,032	$9,283	$11,253

(1)
3rd quarter and year to date 2024 Adjusted EBITDA exclude $(2) and $(11) million of other operating and administrative expenses, respectively, related to our investment portfolio. 3rd quarter and year to date 2023 Adjusted EBITDA exclude $(6) and $(16) million of other operating and administrative expenses, respectively, related to our investment portfolio.

(2)
3rd quarter and year to date 2024 include adjustments of $(2) and $(11) million, respectively, related to our investment portfolio and 3rd quarter and year to date 2023 include adjustments of $(6) and $(16) million, respectively, related to our investment portfolio, as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2024		2023		2024		2023
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,629	$0.94	$4,046	$0.98	$11,415	$2.90	$12,128	$2.90
Change	(10.3%)	(4.2%)			(5.9%)	0.2%

Amortization of acquisition-related intangible assets (1)	624	0.16	443	0.11	1,494	0.38	1,318	0.32
Investments (2)	83	0.02	(6)	—	333	0.08	(364)	(0.09)

Adjusted Net income and Adjusted EPS	$4,337	$1.12	$4,483	$1.08	$13,243	$3.37	$13,083	$3.13
Change	(3.3%)	3.3%			1.2%	7.7%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Amortization of acquisition-related intangible assets before income taxes	$817	$571	$1,949	$1,699
Amortization of acquisition-related intangible assets, net of tax	$624	$443	$1,494	$1,318
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Realized and unrealized (gains) losses on equity securities, net	$22	$87	$163	$130
Equity in net (income) losses of investees, net and other	87	(96)	275	(614)
Investments before income taxes	109	(9)	438	(484)
Investments, net of tax	$83	($6)	$333	($364)

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,951	$99	$18,050	$53,888	$253	$54,141
Business Services Connectivity	2,320	—	2,320	6,894	1	6,895
Total Connectivity & Platforms Revenue	$20,271	$99	$20,370	$60,783	$254	$61,037

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,886	$16	$6,902	$20,672	$39	$20,711
Business Services Connectivity	1,335	(1)	1,334	3,988	(1)	3,988
Total Connectivity & Platforms Adjusted EBITDA	$8,221	$15	$8,237	$24,660	$39	$24,699

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	38.4%	(20) bps	38.2%	38.4%	(10) bps	38.3%
Business Services Connectivity	57.5%	- bps	57.5%	57.8%	- bps	57.8%
Total Connectivity & Platforms Adjusted EBITDA Margin	40.6%	(20) bps	40.4%	40.6%	(10) bps	40.5%

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,366	$—	$6,366	$19,086	$—	$19,086
Domestic wireless	917	—	917	2,644	—	2,644
International connectivity	1,109	31	1,141	3,009	77	3,086
Total residential connectivity	$8,393	$31	$8,424	$24,739	$77	$24,816
Video	7,154	47	7,201	21,895	124	22,018
Advertising	960	11	971	2,860	25	2,885
Other	1,444	10	1,454	4,394	28	4,422
Total Revenue	$17,951	$99	$18,050	$53,888	$253	$54,141

Operating Expenses
Programming	$4,460	$28	$4,488	$13,638	$74	$13,712
Non-Programming	6,605	55	6,659	19,578	140	19,718
Total Operating Expenses	$11,065	$83	$11,148	$33,216	$214	$33,430

Adjusted EBITDA	$6,886	$16	$6,902	$20,672	$39	$20,711
Adjusted EBITDA Margin	38.4%	(20) bps	38.2%	38.4%	(10) bps	38.3%

TABLE 7

Reconciliation of Media Revenue Excluding Olympics (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2024	2023	Change	2024	2023	Change

Revenue	$8,231	$6,029	36.5%	$20,926	$18,376	13.9%

Paris Olympics	1,906	—		1,906	—

Revenue excluding Olympics	$6,325	$6,029	4.9%	$19,020	$18,376	3.5%

Reconciliation of Media Domestic Advertising Revenue Excluding Olympics (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2024	2023	Change	2024	2023	Change

Revenue	$3,347	$1,913	74.9%	$7,363	$5,965	23.4%

Paris Olympics	1,432	—		1,432	—

Revenue excluding Olympics	$1,915	$1,913	0.1%	$5,931	$5,965	(0.6)%

Reconciliation of Media Domestic Distribution Revenue Excluding Olympics (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2024	2023	Change	2024	2023	Change

Revenue	$3,272	$2,591	26.3%	$8,942	$7,916	13.0%

Paris Olympics	473	—		473	—

Revenue excluding Olympics	$2,798	$2,591	8.0%	$8,468	$7,916	7.0%